Exhibit 36

The Board of Trustees

CommonWealth REIT

Two North Riverside Plaza, Suite 600

Chicago, IL 60606

Gentlemen,

The undersigned hereby undertakes that, from the date hereof until May 23, 2015, it shall cause with respect to common shares of beneficial interest of CommonWealth REIT (the “Company”) it or any of its Covered Entities beneficially owns, (a) as of the record date for each meeting of shareholders of the Company, to be present for quorum purposes and to be voted at each such shareholder meeting or at any adjournments or postponements thereof, in favor of all actions recommended by the Board of Trustees of the Company (the “Board”) in its definitive proxy statement for such shareholder meeting; and (b) as of the record date for any proposed action by written consent, to consent to all actions recommended by the Board in its definitive consent solicitation statement and to take no action with respect to shareholder proposals not recommended by the Board.

As used herein, (1) the term “Covered Entities” shall mean each of the undersigned’s controlled affiliates, and any of its and its controlled affiliates’ respective investment funds, managed accounts or other investment vehicles managed or advised by them, provided, however, that in no event shall any person be deemed to be a Covered Entity solely because another person serves as a director, trustee or officer of such person and (2) “affiliate” with respect to any person, means any other person who is an “affiliate” of that person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

This undertaking is delivered to, and solely for the benefit of, the Board in its capacity as such, and shall be governed by and construed in accordance with the laws of the State of New York.

Sincerely,